Exhibit 21.1

List of CPI Card Group Inc. Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
CPI Card Group Inc.	Delaware, USA
CPI Acquisition, Inc.	Delaware, USA
CPI Holding Co.	Colorado, USA
CPI Card Group – Colorado, Inc.	Colorado, USA
CPI Card Group – Tennessee, Inc. (formerly EFT Source, Inc.)	Tennessee, USA
CPI Card Group – Minnesota, Inc.	Delaware, USA
CPI Card Group – Indiana, Inc.	Indiana, USA
CPI Card Group – Europe Limited	United Kingdom
CPI Card Group – International Ltd	United Kingdom